Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Janice McDill, 312.698.6707 janice.mcdill@grubb-ellis.com
Grubb & Ellis Company Completes 10-Million-Share Follow-On Offering Of Common Stock
CHICAGO (July 6, 2006) — Grubb & Ellis Company (NYSE: GBE), a leading provider of real estate services, announced today the closing of a public offering of an aggregate of 10 million shares of the Company’s common stock at a public offering price of $9.50 per share. Pursuant to the offering, 5 million shares were sold by each of the Company and its largest stockholder, generating aggregate gross proceeds to the Company, after underwriting discounts, of $44,412,500.
     The Company has agreed to sell up to an additional 1.5 million shares of common stock at the same public offering price per share if the underwriters exercise their over-allotment option to purchase additional shares of common stock from the Company by July 29, 2006. Deutsche Bank Securities Inc. served as the sole book-running manager of the offering, JPMorgan was co-lead manager of the offering and William Blair & Company was co-manager of the offering.
     This communication shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which this offer, solicitation or sale would be unlawful under the securities laws of such state or other jurisdiction. A copy of the prospectus relating to the securities may be obtained from Deutsche Bank Securities Inc. — Prospectus Department, 1251 Avenue of the Americas, 29th Floor, New York, New York 10017, prospectusrequest@list.db.com.
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Contact: Janice McDill, 312.698.6707 Grubb & Ellis Company
Web site: http://www.grubb-ellis.com
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